EXHIBIT 10.3

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[Date]
Dear [__________]:
We value your contributions and are therefore pleased to grant you the award of performance-based Phantom Units described below (this “PA” or this “Award”). This PA is granted under the Western Midstream Partners, LP 2021 Long-Term Incentive Plan (the “Plan”) and is subject to all terms and conditions of the Plan and the provisions of this agreement (this “Award Agreement”). Unless defined herein, capitalized terms shall have the meaning assigned to them under the Plan. For the avoidance of doubt, references in the Plan to (i) the “Company” mean Western Midstream Holdings, LLC, and (ii) the “Partnership” mean Western Midstream Partners, LP.

Effective [Grant Date] (the “Grant Date”), you have been awarded [XX,XXX] Phantom Units or “PA units” as your target (“Target”). The value of this PA, if any, will be dependent upon the Partnership’s return on assets (“ROA”) over the specified three (3)-year performance period that begins January 1, 2024 and ends December 31, 2026 (the “Performance Period”). At the end of the Performance Period, the PA will vest based on the performance outcome.

The maximum number of PA units that you can earn with respect to the Performance Period will be calculated as follows: [X,XXX] × 200%, with actual payout based on the Company’s ROA ranking as described below.

Each PA unit represents the value of one common unit in the Partnership (“Common Unit”). The payout of this PA is contingent upon the Company’s ROA during the Performance Period. The ROA measure provides an internal measure of the Company’s efficient use of capital and will be calculated for each year during the Performance Period as follows:

Adjusted EBITDA divided by average Consolidated Total Assets

For purposes of the above formula:

(i)Adjusted EBITDA determinations shall be made by the Committee in its discretion and in a manner that is intended to be generally consistent with the Adjusted EBITDA definition set forth by the Partnership in its Form 10-K filings with the SEC, and

(ii)Consolidated Total Assets determinations shall be made by the Committee in its discretion and in a manner that is intended to be generally consistent with the caption “total assets” (or any like caption) on the consolidated balance sheets of the Partnership.

The actual number of PA units you will earn for the Performance Period is based upon the Company’s average ROA for the Performance Period as follows:

WES ROA	Payout as % of Target
19%	200%
18%	175%
17%	150%
16%	125%
15%	100%
14%	75%
13%	50%
12%	25%
≤11%	0

In the event performance falls between a whole percentage listed in the table above, the payout will be interpolated linearly.

For example, if you were awarded 1,000 target PA units and the Company’s ROA for the Performance Period is sixteen percent (16%), you will earn 1,250 PA units (1,000 × 125%) at the end of the Performance Period (subject to the other terms and conditions of this Award Agreement).

After the end of the Performance Period, payment for PA units will be made in Common Units, which will be issued to you as promptly as practicable after the Board of Directors’ certification of attainment of the ROA (which such payment and certification shall occur no later than seventy (70) days following the end of the Performance Period), and in any event no later than the fifteenth (15th) day of the third (3rd) month following the end of the first taxable year in which the PA units are no longer subject to a substantial risk of forfeiture.

The number of PA units that vest shall be paid in the form of Common Units and such Common Units shall be delivered to you into a Fidelity brokerage account; provided, however, that the number of Common Units delivered to you will be reduced by applicable payroll and other tax withholdings unless you have elected to make a cash payment to the Company or the Employer (defined below) to satisfy such withholdings or have made other arrangements acceptable to the Company and the Employer in accordance with Section 8(b) of the Plan; provided further, however, if you are subject to Section 16 of the Exchange Act, such other arrangements must be approved by the Committee. As used herein, “Employer” means the Partnership or any of its subsidiaries that employs you at the relevant time, and “Employer Group” means the Partnership and its subsidiaries, collectively.

The PA units hereunder will have tandem distribution equivalent rights (“DERs”) in respect of any distribution paid to holders of Common Units during the period beginning on the Grant Date and ending on the earlier of (i) the date Common Units are issued to you in settlement of this PA and (ii) the forfeiture of this Award, as described below. With respect to any such distribution paid to holders of Common Units, an unvested amount of cash on each PA unit then outstanding equal to the distribution paid to holders of Common Units will accrue, without interest, and will be paid out at the same time that the underlying Common Units are delivered to you in respect of the settlement of this PA. With respect to the DERs, the Company shall pay to you a cash amount equal to (x) the sum of the aggregate amounts of such DERs accrued in accordance with the preceding sentence, multiplied by (y) the payout as a percentage of Target earned. For example, if you accrue $1,000 in DERs during the Performance Period, and the Company’s ROA for the Performance Period is sixteen percent (16%), you will receive $1,250 ($1,000 × 125%) with respect to your DERs (subject to the other terms and conditions of this Award Agreement). Any accrued DERs attributable to PA units that are canceled or forfeited will not be paid and are immediately forfeited upon cancelation of the related PA units.

The grant of this PA requires your acceptance of its terms and conditions. By acknowledging receipt of this Award Agreement and signifying acceptance online through your Fidelity account, you accept and agree to abide by the terms and conditions under the Plan and the provisions of this Award Agreement. If you fail to accept this Award on or before the sixtieth (60th) day following the Grant Date, then, notwithstanding any other provision of this Award Agreement, you shall forfeit all rights under this Award (including all PA units and any DERs with respect thereto) and this Award will become null and void.

All of your unvested PA units (and any DERs relating to your unvested PA units) will be immediately forfeited if your employment with the Employer Group terminates for any reason prior to settlement or, if earlier, a Change of Control (defined below), except as provided below.

Notwithstanding the foregoing, and subject to any Supplemental Arrangement (defined below), in the event your employment with the Employer Group terminates due to (i) your death or (ii) the Employer terminates your employment due to your disability (as determined by the applicable long-term disability program in which you participate or were eligible to participate) (“Disability”), the PA units will be paid to you (or, in the case of your death, your beneficiary) pursuant to the terms and conditions above based on the level of achievement of ROA through the end of the Performance Period or the date of a Change of Control, as applicable, as if you had remained employed through the settlement date. If (A) your employment with the Employer Group is terminated by the Employer without Cause (defined below) at a time that is not within two (2) years following a Change of Control or (B) you voluntarily resign from employment with the Employer Group with the consent of the Company under circumstances the Company, in its sole discretion, determines at the time of such resignation to constitute “Retirement” for purposes of this PA (“Retirement”) (each of the foregoing, a “Pro-Rata Vesting Event”), then a pro-rata portion of the PA units (equal to the number obtained by multiplying the Target by a fraction, the numerator of which is the number of days between the first day of the Performance Period (the “Vesting Start Date”) and the Pro-Rata Vesting Event and the denominator of which is the total number of days in the Performance Period) shall remain eligible to vest as if you had remained employed through the settlement date, and will be paid to you pursuant to the terms and conditions above based on the level of achievement of ROA through the end of the Performance Period or the date of a Change of Control, as applicable, and all other PA units shall be immediately forfeited.

Notwithstanding the preceding provisions of this Award Agreement, and subject to any Supplemental Arrangement (defined below), the following provisions shall apply in the event a Change of Control occurs prior to the end of the Performance Period and while your PA units remain outstanding, subject to the Committee’s discretion to take any other action with respect to the PA units in accordance with Section 7(c) of the Plan:

(i)The Partnership’s ROA shall be determined as if the date upon which the Change of Control occurs (the “Change of Control Date”) is the last day of the Performance Period, and a calculation of the value of the earned PA units for the Performance Period will be made as of such date (the “PA Unit Amount”), which amount will be equal to your Target multiplied by the applicable percentage under the “Payout as % of Target” column of the table above based on the Partnership’s ROA for the shortened Performance Period (for purposes of this calculation, ROA for any partial year will be annualized);

(ii)Without limiting Section 7(c) of the Plan, prior to the Change of Control Date, the Committee, in its discretion, may determine that the PA Unit Amount shall be converted on the Change of Control Date into restricted equity units in respect of the common equity security of the successor or surviving entity (the “Surviving Company”), the number of which shall be determined equitably and in good faith by the Committee based on the relative equity values of the Partnership and the Surviving Company, and the terms of which shall include the following:

a.Subject to the provisions of clauses (b), (c) and (d) below, (i) each such restricted equity unit shall vest subject to continued employment through the last day of the Performance Period (determined without regard to the occurrence of the Change of Control) and shall be paid in the form of (x) a cash amount equal to the fair market value of the common equity security of the Surviving Company as of the last day of the Performance Period, (y) unrestricted equity of the Surviving Company or (z) a combination thereof, as determined by the Committee, (ii) such payment amount, less applicable withholding taxes, shall be paid to you within ten (10) days after the end of the Performance Period (determined without regard to the occurrence of the Change of Control), and (iii) an amount of cash equal to all DERs accrued during the Performance Period multiplied by the applicable percentage under the “Payout as % of Target” column of the table above based on the Partnership’s level of achievement of ROA for the Performance Period shall be paid to you, less applicable withholding taxes, within ten (10) days after the end of the Performance Period;

b.If following a Change of Control, your employment is terminated by the Employer without Cause, you resign from your employment for Good Reason, you die or your employment terminates due to your Disability, then (i) any restricted equity units into which the PA Unit Amount has been converted shall immediately vest and be paid to you, less applicable withholding taxes, within ten (10) days following such termination (with each vested restricted equity unit payable in (x) a cash amount equal to the fair market value of the common equity security of the Surviving Company as of the date of termination, (y) unrestricted equity of the Surviving Company or (z) a combination thereof, as determined by the Committee), and (ii) an amount of cash equal to all DERs accrued during the Performance Period multiplied by the applicable percentage under the “Payout as % of Target” column of the table above based on the Partnership’s level of achievement of ROA for the shortened Performance Period determined as if the Change of Control Date is the last day of the Performance Period, shall be paid to you, less applicable withholding taxes, within ten (10) days following such termination;

c.In the event of your Retirement after the Change of Control Date, (i) a pro-rated portion of any restricted equity units into which the PA units have been converted shall immediately vest and be paid to you, less applicable withholding taxes, within ten (10) days following the effective date of your Retirement (in cash, unrestricted equity or a combination thereof in the same manner as contemplated in clause (b) above) , and (ii) a pro-rated cash payment in respect of DERs accrued during the Performance Period multiplied by the applicable percentage under the “Payout as % of Target” column of the table above based on the Partnership’s level of achievement of ROA for the shortened Performance Period determined as if the Change of Control Date is the last day of the Performance Period. The pro-rated portion described in the foregoing sentence shall be based on a fraction, the numerator of which is the number of days between the Vesting Start Date and the Retirement date and the denominator of which is the total number of days in the Performance Period (determined without regard to the Change of Control); and

d.Except as set forth in clauses (b) and (c) above, if your employment terminates after a Change of Control but before the end of the Performance Period (determined without regard to the Change of Control), then any restricted equity units into which the PA Unit Amount has been converted will be immediately forfeited.

(iii)If prior to a Change of Control, your employment terminated due to your death, Disability or Retirement, then (x) any unvested PA units (in the case of your death or Disability) or the pro-rata portion of your unvested PA units (in the case of your Retirement) that remained outstanding and eligible to vest based on actual performance will be paid within ten (10) days following the Change of Control Date based on the Company’s ROA for the shortened Performance Period determined as if the Change of Control Date is the last day of the Performance Period in accordance with clause (x) above; and (y) an amount of cash equal to all DERs accrued during the Performance Period (in the case of your death or Disability) or the pro-rata portion of your unvested DERs (in the case of your Retirement) multiplied by the applicable percentage under the “Payout as % of Target” column of the table above based on the Partnership’s level of achievement of ROA for the shortened Performance Period determined as if the Change of Control Date is the last day of the Performance Period in accordance with clause (x), above, shall be paid to you, less applicable withholding taxes, within ten (10) days following such Change of Control Date.

For purposes of this Award Agreement, “Good Reason” means (i) your duties and responsibilities as an employee are materially and adversely diminished in comparison to the duties and responsibilities enjoyed immediately prior to the Change of Control, (ii) your base salary is materially reduced in comparison to the base salary enjoyed immediately prior to the Change of Control, (iii) the aggregate value of your base salary plus target incentive compensation (target annual bonus plus target annual long-term incentive award opportunity) is materially reduced in comparison to the aggregate value of your base salary plus target incentive compensation immediately prior to the Change of Control, (iv) you are required to be based at a location more than twenty-five (25) miles from the primary location where you were based and performed services immediately prior to the Change of Control, (v) you are required by the Employer to take an assignment or position that requires you to travel on frequent overnight trips resulting in extended stays away from home on a consistent basis and to a substantially greater extent than was required immediately prior to the Change of Control (this provision excludes assignments or positions that might require temporary travel for a specified, short duration of time, regardless of whether such assignment or position is the result of circumstances related to the Change of Control) or (vi) you are required, without your consent, to perform in a job position, or substantial job assignment, for which you are not skilled or trained.

For purposes of this Award Agreement, “Cause” means (i) your conviction of any felony or of a misdemeanor involving moral turpitude, (ii) your failure to satisfactorily perform your duties or responsibilities, (iii) your engaging in conduct which is injurious (monetarily or otherwise) to the Employer, the Company, the Partnership or any of their Affiliates (including, without limitation, misuse of funds or other property), (iv) your engaging in business activities which are in conflict with the business interests of the Partnership and its Affiliates, (v) your insubordination, (vi) your engaging in conduct which is in violation of any applicable policy or work rule of the Employer or its Affiliates, (vii) your engaging in conduct which is in violation of the Employer’s (or its Affiliates’) applicable safety rules or standards or which otherwise causes or may cause injury to another employee or any other person or (viii) your engaging in conduct which is in violation of any applicable Code of Business Conduct and Ethics or which is otherwise inappropriate in the office or work environment. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of legal counsel for the Company or its Affiliates shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Partnership and its Affiliates.

For purposes of this Award Agreement, “Change of Control” does not have the meaning set forth in the Plan and instead means, and shall be deemed to have occurred upon, any of the following events: (i) any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than an Excluded Person (defined below), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), by way of merger, consolidation, recapitalization, reorganization or otherwise, of more than fifty percent (50%) of the combined voting power of the equity interests in the Company, unless as a result of such transaction, more than fifty percent (50%) of the outstanding voting power or the outstanding voting securities of the ultimate parent (the “Ultimate Parent”) of the surviving or resulting entity of the Company immediately after such transaction (the “Surviving Entity”) (or, if no Ultimate Parent exists, then the Surviving Entity) is, or will be, owned, directly or indirectly, by the Persons who were holders of the Company’s voting securities immediately before such transaction (such transaction, an “Excluded Business Combination”), (ii) the equityholders of the Partnership approve, in one or a series of transactions, a plan of complete liquidation of the Partnership, (iii) the sale, transfer or other disposition by the Partnership of all or substantially all of its assets in one or more transactions to any Person other than an Affiliate of the Company or the Partnership, unless such sale, transfer or disposition is an Excluded Business Combination, or (iv) the Company or an Affiliate of the Company ceases to be the general partner of the Partnership and a single “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than an Excluded Person, beneficially owns more than fifty percent (50%) of the combined voting power of the equity interests in the entity that is or becomes the general partner of the Partnership. Notwithstanding the foregoing, (A) with respect to a 409A Award where a Change of Control would accelerate the timing of payment thereunder, the term “Change of Control” shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as defined in Section 409A of the Code and the 409A Regulations, but only to the extent inconsistent with the above definition, and only to the minimum extent necessary to comply with Section 409A of the Code and the 409A Regulations as determined by the Committee and (B) in no event will any sale, transfer or other disposition by Occidental Petroleum Corporation (“Oxy”) or its Affiliates of Common Units (or other limited partner interests in the Partnership), regardless of amount, constitute a Change of Control hereunder (whether or not such sale, transfer or disposition would otherwise constitute a Change of Control). “Excluded Person” means the Partnership, the Company, Oxy or any respective Affiliate of the Company, the Partnership or Oxy.

Notwithstanding the foregoing, if at any particular time you are subject to an effective employment agreement or change in control agreement with the Company, the Employer or any of their Affiliates, or are subject to an executive severance or change-in-control severance plan maintained by one of the foregoing entities (collectively, a “Supplemental Arrangement”), then, in lieu of the foregoing definitions, “Good Reason” and “Cause” shall at that time have such meaning as may be specified in the analogous definitions set forth in such Supplemental Arrangement, as applicable.

In addition to any similar obligations that may be applicable to you pursuant to a Supplemental Arrangement, you agree that during your employment with the Employer Group and for a period of twenty four (24) months thereafter (the “Restricted Period”), you shall not, either on your account or for any person, firm, partnership, corporation or other entity (each, a “Person”) solicit, interfere with, or endeavor to cause any employee of the Employer Group who worked in the same business unit or work location as you or with whom you otherwise worked on more than a de minimis basis on business-related matters to leave employment with the Employer Group or accept employment with another Person. In the event the Committee determines, in its discretion, that you are in breach of: (i) the obligations set forth in this paragraph or any similar obligations applicable to you under a Supplemental Arrangement or (ii) any confidentiality, non-disclosure, or non-use obligations that you owe any member of the Employer Group under any other agreements, arrangements, or understandings between you and any member of the Employer Group (collectively, the “Partnership Covenants”) you shall promptly remit to the Partnership, upon the Committee’s written request, (A) the Common Units you earned as a result of the vesting of any PA units pursuant to this PA (or to the extent you have ceased to hold such Common Units or you received a cash payment hereunder in lieu of delivery of such Common Units, a cash amount equal to the sum, as applicable, of (x) the Fair Market Value of the Common Units that you have ceased to hold (based on their Fair Market Value as of the applicable Vesting Date or other vesting event described above), and (y) the cash payment you received hereunder in lieu of delivery of any such Common Units), plus (B) the amount of any DERs that have been paid to you pursuant to this Award (collectively, the “Remittance Remedy”). The foregoing sentence shall not be construed to limit your obligations, and the Employer Group’s rights and remedies, (1) under any Supplemental Arrangement or other agreement between you and any member of the Employer Group executed in connection with the termination of your employment therewith, or (2) otherwise. You hereby acknowledge and agree that you have read and understand the terms of the Partnership Covenants and Remittance Remedy, each is reasonable and necessary to protect the Employer Group’s legitimate business interests, and you knowingly and voluntarily agree to these terms. If any provision of this paragraph is found by a court to be unenforceable, such provision shall be deemed modified and so enforced to the fullest extent possible.

Except as otherwise provided under, and subject to, the Partnership’s Policy on Recoupment of Incentive Compensation, if the Partnership is required to prepare an accounting restatement due to the material noncompliance of the Partnership, as a result of misconduct, with any financial reporting requirement under the securities laws, and if you knowingly engaged in the misconduct, were grossly negligent with respect to such misconduct, or knowingly or grossly negligently failed to prevent the misconduct (whether or not you are one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law or regulation), the Committee may determine that you shall reimburse the Partnership the amount of any payment in settlement of an award earned or accrued under the Plan during the twelve (12)-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

Common Units issued upon payment of this PA shall be subject to the terms of the Plan and the Second Amended and Restated Agreement of Limited Partnership of Western Midstream Partners, LP, dated as of December 31, 2019, (the “Partnership Agreement”). Upon the issuance of Common Units, you shall, automatically and without further action, (i) be admitted to the Partnership as a Limited Partner (as defined in the Partnership Agreement) with respect to the Common Units, and (ii) become bound, and be deemed to have agreed to be bound, by the terms of the Partnership Agreement. Until Common Units are issued to you upon payment of this Award, you shall have any of the rights or privileges of a holder of Common Units in respect of any Common Units that may become deliverable hereunder.

Notwithstanding anything herein to the contrary, in lieu of delivering Common Units to you upon payment of this PA, the Company may elect at its discretion to pay or cause to be paid some or all of the PA units in cash equal to the Fair Market Value of the Common Units that would otherwise be distributed as of the date of payment or vesting.

Notwithstanding anything herein to the contrary, no amounts payable under this Award Agreement shall be paid to you prior to the expiration of the six (6)-month period following your “separation from service” (within the meaning of Treasury Regulation Section 1.409A- 1(h)) (a “Separation from Service”) to the extent that the Company determines that paying such amounts prior to the expiration of such six (6)-month period would result in a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of the applicable six (6)-month period (or such earlier date upon which such amounts can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of your death), such amounts shall be paid to you. The intent of the parties is that the payments and benefits under this Award Agreement comply with or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted to be in compliance therewith. Nevertheless, to the extent that the Committee determines that the PA units or DERs may not be exempt from (or compliant with) Section 409A of the Code, the Committee may (but shall not be required to) amend this Award Agreement in a manner intended to comply with the requirements of Section 409A of the Code or an exemption therefrom (including amendments with retroactive effect), or take any other actions as it deems necessary or appropriate to attempt to (a) exempt the PA units or DERs from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the PA units or DERs, or (b) comply with the requirements of Section 409A of the Code. To the extent applicable, this Award Agreement shall be interpreted in accordance with the provisions of Section 409A of the Code. For purposes of Section 409A, each of the payments that may be made hereunder is designated as a separate payment. Notwithstanding anything in this Award Agreement to the contrary, to the extent that any payment or benefit hereunder constitutes non-exempt “nonqualified deferred compensation” for purposes of Section 409A of the Code, and such payment or benefit would otherwise be payable or distributable hereunder by reason of your termination of employment, all references to your termination of employment shall be construed to mean a Separation from Service, and you shall not be considered to have a termination of employment unless such termination constitutes a Separation from Service.

If you have any questions on this grant, please contact your HR representative.

Sincerely,

Michael P. Ure